Exhibit 99.2

PULASKI FINANCIAL CORP. DECLARES 3-FOR-2 STOCK SPLIT,

INCREASES REGULAR QUARTERLY CASH DIVIDEND BY 33%

St. Louis, May 31, 2005—William A. Donius, Chairman and CEO of Pulaski Financial Corp. (NASDAQ: PULB) announced today at the Howe-Barnes Investor Conference in Chicago that the company’s board of directors has declared a three-for-two split of its common stock and increased the regular quarterly cash dividend by 33 percent to an annualized rate of 48 cents per share from 36 cents per share on a pre-split basis. The stock split, which will be completed in the form of a 50 percent stock dividend, and the cash dividend each will be payable on July 18, 2005, to shareholders of record on July 5, 2005. Shares of the common stock purchased from July 5 through July 18 will trade with “due bills,” which will entitle the new holders to the stock dividend.

As of March 31, 2005, the company had approximately 5.6 million shares outstanding. After the split, the company will have approximately 8.4 million shares outstanding.

“A fundamental objective of Pulaski Financial is to provide value to shareholders. The dividend increase, combined with the stock split is a means of delivering that value to our shareholders in a tangible way,” said William A. Donius, chairman, president and CEO. “Clearly the investments we have made over the past several years and our studied approach to strategic growth have yielded superior results. Our continued growth and the ongoing increases in earnings cash flow have given us the confidence to increase the payout to shareholders.”

Based on the May 24, 2005 closing price of $21.00, the new dividend of 48 cents per year on a pre-split basis is equivalent to about a 2.3 percent annual yield. After the split, shareholders will receive an annual dividend of 32 cents per share on 50 percent more shares held.

“We have grown to a point where a new category of institutional investors, who would previously bypass us, are now taking an interest. By affecting the three-for-two stock split, we are increasing the number of shares outstanding, which we expect will improve liquidity and make it easier to invest in the company. “ Donius added. “The split will also benefit individual investors, who have been a major force in supporting our growth.”

Pulaski Financial Corp., operating in its 83rd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through seven full-service branch offices. The company’s website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for useful and comparative data.

Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain the words “expects”, “intends” and words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the company files with the Securities and Exchange Commission, which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

For Additional Information Contact:

William A. Donius, President & CEO	Michael Arneth or Brien Gately
Pulaski Financial Corp.	The Investor Relations Company
(314) 878-2210 Ext. 3610	(847) 296-4200

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